Exhibit 99.1

Paratek Pharmaceuticals Announces Full Year 2019 Total Revenues of $16.5 Million including NUZYRA® (omadacycline) Net Sales of $11.5 Million

-- Paratek Expects Full Year 2020 Total Revenues to be Between $75 and $80 Million including NUZYRA Net Sales of Approximately $66 Million

-- Paratek Now Anticipates its Cash Runway Will Extend Through the End of 2023 with a Pathway to Cash Flow Break Even

BOSTON, February 25, 2020 -- Paratek Pharmaceuticals, Inc. (Nasdaq: PRTK), a commercial-stage biopharmaceutical company focused on the development and commercialization of novel life-saving therapies for life-threatening diseases or other public health threats for civilian, government and military use, today reported financial results and provided an update on corporate activities for the fourth quarter and year-ended December 31, 2019.

“2019 was a transformative year for Paratek.  Demand for NUZYRA continued to increase in the fourth quarter with net sales growing a robust 74% versus the prior quarter.” said Evan Loh, M.D., Chief Executive Officer.  “With particular strength seen with the oral formulation, NUZYRA is on track to have one of the most successful antibiotics launches in the last decade.”

Dr. Loh continued, “In December, we announced that we entered into a 5-year contract valued up to $285 million with Biomedical Advanced Research and Development Authority, or BARDA, to support the development of NUZYRA for the treatment of pulmonary anthrax.  We believe that this long-term Project BioShield agreement with BARDA, along with the approved indications for NUZYRA in CABP and ABSSSI, solidify Paratek’s position as a leader in the anti-infective space.  The magnitude of the projected funding through this BARDA agreement and the expected continued strong launch trajectory of NUZYRA will significantly strengthen Paratek’s balance sheet.”

“The recent news with coronavirus only further highlights the urgent need for innovative therapeutics to fight this devastating disease,” said Randy Brenner, Chief Development & Regulatory Officer.  “As with influenza, many of the coronavirus fatalities are unfortunately associated with secondary bacterial pneumonia infections, further highlighting the importance of a novel once daily well-tolerated oral and IV antibiotic in the treatment paradigm for pandemic preparedness.  With a broad-based public-private partnership established by our recently announced BARDA contract, anchored by a therapy that is approved for pneumonia, we are aggressively pursuing other opportunities within the government to support national pandemic preparedness.”

NUZYRA Commercial Highlights

•	NUZYRA generated $11.5 million in net sales in the 11 months since its February 2019 launch.
•	NUZYRA generated $5.4 million in net sales in the fourth quarter of 2019, an increase of 74% versus prior quarter, driven by increases in demand.
•	Over 80% of commercial lives and greater than 50% of Medicaid lives in the U.S. now have access to NUZYRA.

Recent Highlights

•

BARDA awarded Paratek a 5-year contract valued at up to $285 million, with an option to extend to 10-years, to support:  1) the development of NUZYRA for the treatment of pulmonary anthrax; 2) all of the U.S. Food and Drug Administration post-marketing requirements associated with the initial NUZYRA approval; and 3) the procurement of up to 10,000 treatment courses of NUZYRA for the treatment of anthrax to be secured in the Strategic National Stockpile.

o

The pre-Emergency Use Authorization (EUA) for NUZYRA is targeted for submission to the FDA in the first quarter of 2020.  The purchase of the first 2,500 treatment courses will be initiated once FDA agrees the application is sufficient which is expected in the second quarter of 2020.

•	Zai Lab Limited announced its New Drug Application for omadacycline for the treatment of CABP and ABSSSI infections has been accepted in China.
o	Paratek earned $3.0 million upon this regulatory submission in the fourth quarter of 2019.
o	Paratek is eligible to receive $6.0 million upon regulatory approval and royalties on net sales.
•

Paratek entered into a license grant with Almirall (ALM) for SEYSARA® (sarecycline) for the greater China region, which includes the Peoples Republic of China, Hong Kong, and Macau.  Almirall plans to develop sarecycline for acne in China, with a submission to the China National Medical Products Administration expected in 2023.  Under the terms of the agreement, Paratek will earn high single-digit royalties on net sales.

Fourth Quarter and Full Year 2019 Financial Results

Paratek reported a net loss of $27.4 million, or ($0.81) per share, for the fourth quarter of 2019, compared to a net loss of $22.8 million, or ($0.71) per share, for the same period in 2018.

For the year ended December 31, 2019, Paratek reported a net loss of $128.8 million, or ($3.93) per share, compared to a net loss of $112.4 million, or ($3.57) per share, for the same period in 2018.

Revenue earned during the fourth quarter of 2019 of $9.0 million was attributable to U.S. NUZYRA net sales of $5.4 million and collaboration and royalty revenue of $3.6 million, which included a $3.0 million milestone earned from Zai Lab and royalties earned from SEYSARA sales in the U.S.  Revenue earned during the fourth quarter of 2018 was primarily attributable to a $12.0 million milestone earned from Almirall, LLC upon FDA approval of SEYSARA and a $5.0 million milestone earned from Zai Lab upon FDA approval of NUZYRA.

Revenue earned during the year ended December 31, 2019 of $16.5 million was attributable to U.S. NUZYRA net sales of $11.5 million and royalty and collaboration revenues of $5.0 million, consisting primarily of a $3.0 million milestone payment earned in December 2019 upon submission of the first regulatory approval application for a licensed product in the People’s Republic of China and royalties earned from SEYSARA sales in the United States.  Revenue earned during the year ended December 31, 2018 of $17.0 million was primarily attributable to a $12.0 million milestone earned from Almirall, LLC upon FDA approval of SEYSARA and a $5.0 million milestone earned from Zai Lab upon FDA approval of NUZYRA.

Research and development expenses were $9.1 million in the fourth quarter of 2019 compared to $11.8 million for the same period in 2018.

Research and development expenses were $39.6 million for the year ended December 31, 2019, compared to $57.5 million for the year ended December 31, 2018. The $17.9 million decrease is primarily the result of the capitalization of NUZYRA commercial supply costs, which were classified as research and development expense until FDA approval of NUZYRA on October 2, 2018, partially offset by higher clinical study costs associated with our Phase 2 UTI program.

Selling, general and administrative expenses were $21.3 million in fourth quarter of 2019, compared to $25.3 million for the same period in 2018.

Selling, general and administrative expenses were $89.1 million for the year ended December 31, 2019, compared to $63.7 million for the year ended December 31, 2018.  The $25.4 million increase is primarily the result of the cost of our contract sales force, higher marketing, trade and distribution fees, and increased salaries, benefits and other personnel-related costs in support of the commercialization of NUZYRA.

As of December 31, 2019, Paratek had $215.4 million in cash, cash equivalents and marketable securities.

Financial Guidance

Paratek also announced its full year 2020 financial guidance. This financial guidance consists of the following components:

•	Paratek estimates 2020 total revenues to be between $75 and $80 million. This revenue consists of the following elements:
o

2020 NUZYRA U.S. net product sales is expected to be approximately $66 million with approximately $38 million of these sales coming from the initial BARDA procurement of 2,500 anthrax treatment courses.

▪	The initial NUZYRA BARDA procurement is anticipated to be secured in the first half of 2020.
o	Royalty and collaboration revenue and BARDA grant revenue are expected to be approximately $9 to $14 million.
▪

Of note, BARDA grant revenue consists of reimbursement associated with the post-marketing requirement clinical development activities, the anthrax development program and the onshoring of U.S. NUZYRA manufacturing.

•	2020 R&D and SG&A expense is expected to be approximately $140 million.
o	R&D expense includes approximately $5 million earmarked for start-up activities in preparation for a potential NTM registrational study.
o	Excluding the BARDA R&D and onshoring cost reimbursement, R&D and SG&A expense is expected to remain relatively flat when compared to 2019.
•

Based upon our current operating plan which includes estimated NUZYRA product sales, and the BARDA expense reimbursement of activities related to the Project BioShield contract, we anticipate that our existing cash, cash equivalents and marketable securities of $215.4 million as of December 31, 2019, extend our cash runway through the end of 2023 with a pathway to cash flow break even.

o

This anticipated pathway assumes the Company will be able to fund all company operating expenses, anticipated capital expenditures, and debt service, including repayment in full of the Hercules Loan and Security Agreement under its existing terms.

Company performance and unanticipated events could cause actual results to vary from this forward-looking guidance.

Call and Webcast

Paratek’s earnings conference call for the quarter ended December 31, 2019 will be broadcast today at 4:30 p.m. EDT on February 25, 2019. The live webcast can be accessed under "Events and Presentations" in the Investor Relations section of Paratek’s website at www.ParatekPharma.com.

Domestic investors wishing to participate in the call should dial: 877-407-0792 and international investors should dial: 201-689-8263. The conference ID is 13699046. Investors can also access the call at http://public.viavid.com/index.php?id=138081.

Website Information

Paratek routinely posts important information for investors on the Investor Relations section of its website at www.ParatekPharma.com. Paratek intends to use this website as a means of disclosing material, non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Paratek’s website, in addition to following its press releases, U.S. Securities and Exchange Commission (SEC) filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Paratek’s website is not incorporated by reference into, and is not a part of, this document.

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel life-saving therapies for life-threatening diseases or other public health threats for civilian, government and military use.

The company’s lead commercial product, NUZYRA® (omadacycline), is a once-daily oral and intravenous antibiotic available in the U.S. for the treatment of adults with community-acquired bacterial pneumonia and acute bacterial skin and skin structure infections. Paratek has a collaboration agreement with Zai Lab for the development and commercialization of omadacycline in the greater China region and retains all remaining global rights.

Paratek exclusively licensed U.S. rights and rights to the greater China territory for SEYSARA® (sarecycline), a once-daily oral therapy for the treatment of moderate to severe acne vulgaris, to Almirall, LLC, or Almirall. Paratek retains the development and commercialization rights for sarecycline in the rest of the world.

In 2019, Paratek was awarded a contract from the Biomedical Advanced Research and Development Authority (BARDA) to support the development of NUZYRA for the treatment of pulmonary anthrax.

For more information, visit www.ParatekPharma.com or follow @ParatekPharma on Twitter.

Forward Looking Statements

This press release contains forward-looking statements including statements related to our overall strategy, products, prospects, potential and expected results, including statements about the projected awareness, payor coverage, net product revenues, total revenues including assumptions related to our financial guidance, the financial impact of our BARDA contract including BARDA exercising full contract line items for procurement and PMR reimbursement, our anticipated cash runway, our operating expenses, our SEYSARA royalty-backed loan funded on May 1, 2019, the progression of our commercial roll out for NUZYRA,  our ability to shape the future treatment paradigm for community-acquired pneumonia and serious skin infections, our plans to evaluate additional indications for NUZYRA, including NTM, and to work toward an oral-only indication in CABP, future governmental stockpiling opportunities, and our potential to further drive long-term value for all of our shareholders.  All statements, other than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as "advancing," "expect," "look forward," "anticipate," "continue," and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties.  We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements.  Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties.  These and other risk factors are discussed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018 and our other filings with the Securities and Exchange Commission.  We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

PARATEK PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	As of December 31,
	2019	2018
Cash, cash equivalents and marketable securities	$215,379	$292,838
Total assets	251,079	300,192
Working capital	219,154	237,534
Total current liabilities	24,200	17,709
Long-term debt	260,728	228,959
Common stock and additional paid-in capital	671,537	630,174
Accumulated deficit	(711,258)	(582,468)
Total stockholders’ equity (deficit)	(39,647)	47,578

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except loss per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Product revenue, net	$5,415	$—	$11,517	$—
Collaboration and royalty revenue	3,552	17,017	5,027	17,117
Net revenue	8,967	17,017	16,544	17,117
Expenses:
Cost of product revenue	1,755	—	3,484	—
Research and development	9,133	11,802	39,554	57,508
Selling, general and administrative	21,261	25,263	89,135	63,658
Impairment of intangible assets	—	—	—	107
Changes in fair value of contingent consideration	—	(14)	—	(71)
Total operating expenses	32,149	37,051	132,173	121,202
Loss from operations	(23,182)	(20,034)	(115,629)	(104,085)
Other income and expenses:
Interest income	739	968	3,574	3,260
Interest expense	(4,626)	(3,191)	(16,403)	(10,985)
Other losses, net	5	(30)	(31)	(44)
Net loss before provision for income taxes	(27,064)	(22,287)	(128,489)	(111,854)
Provision for income taxes	301	502	301	502
Net loss attributable to common stockholders	$(27,365)	$(22,789)	$(128,790)	$(112,356)
Net loss per share attributable to common stockholders:
Basic and diluted net loss per common share	$(0.81)	$(0.71)	$(3.93)	$(3.57)
Weighted average common shares outstanding
Basic and diluted	33,789,704	32,143,147	32,791,934	31,513,454

CONTACT:

Investor and Media Relations:
Ben Strain
617-807-6688
ir@ParatekPharma.com